Exhibit 99.1

News Release
L.B. Foster Exceeds 2023 Guidance; Delivers Strong Cash Flow, Improves Leverage, and Returns Capital to Shareholders; Establishes 2024 Guidance and Reiterates 2025 Goals Aligned with Strategic Transformation

•Full year 2023 net sales of $543.7 million up 9.3% over prior year (up 11.7% organically) and $3.7 million above the upper end of guidance range; gross margins expanded 270 basis points to 20.7%.
•Fourth quarter net sales of $134.9 million down 1.7% from prior year quarter (up 7.7% organically1); gross margins expanded 200 basis points to 21.5%.
•Full year 2023 net cash flow from operations of $37.4 million was favorable $48.0 million over 2022, with free cash flow[1] totaling $33.0 million and $2.3 million in stock repurchases representing approximately 1.2% of its outstanding common stock.
•Net debt[1] declined $36.3 million in 2023, finishing at $52.7 million and gross leverage per the Company’s credit agreement[1] declined from 2.8x to 1.7x during the year.
•Fourth quarter net loss of $0.5 million, favorable $43.5 million over the prior year quarter; full year 2023 net income of $1.3 million, favorable $47.0 million over prior year. The year-over-year improvement for both periods included the impact of a $37.9 million deferred tax asset valuation allowance and asset impairment charges of $8.0 million in the fourth quarter of 2022.
•Fourth quarter adjusted EBITDA[1] of $6.1 million, unfavorable $1.4 million versus the prior year quarter; full year 2023 adjusted EBITDA of $31.8 million, favorable $7.6 million over prior year and $0.8 million above the upper end of its guidance.
•Fourth quarter new orders[1] of $105.5 million decreased 23.4% year over year (down 15.6% organically1); backlog[1] of $213.8 million remains healthy, despite divestitures contributing a $23.2 million decline year over year. The 2023 book-to-bill ratio was 0.97:1:00.
•The Company announced full year financial guidance for 2024 with net sales expected to range from $525.0 million to $560.0 million (representing organic growth of approximately 0.0% to 6.0%), adjusted EBITDA ranging from $34.0 million to $39.0 million (representing approximately 6.5% to 7.0% of sales), and free cash flow ranging from $12.0 million to $18.0 million, with capital expenditures expected to represent approximately 2.0% to 2.5% of sales.

PITTSBURGH, PA, March 5, 2024 – L.B. Foster Company (NASDAQ: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2023 fourth quarter and full year operating results.

CEO Comments

John Kasel, President and Chief Executive Officer, commented, "We finished 2023 on a strong note, exceeding our revenue and profitability guidance and achieving robust organic sales growth and gross margin expansion. While fourth quarter gross profit grew $2.3 million year over year, representing a 200 bps improvement in gross margin to 21.5%, adjusted EBITDA was down $1.4 million year over year due primarily to higher variable incentive costs that will reset moving into 2024. The highlight for the quarter was our delivery of an exceptional $22.1 million in cash flow from operations. In fact, we generated $40.7 million in cash flow from operations in the second half of 2023, which allowed us to make progress reducing our debt, further improve leverage and continue our stock buyback program. We finished the year with $52.7 million in net debt, down $36.3 million during the year, and we reduced our gross leverage by more than one turn to 1.7x as of year end. These results, coupled with the upcoming completion of our final $8.0 million settlement funding obligation to Union Pacific in 2024, highlight the cash flow generating power of our business which is expected to improve further in the years to come."
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, backlog, book-to-bill ratio, organic results adjusted for portfolio movement, net debt, operating free cash flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

Mr. Kasel continued, "As an outcome of a strategic assessment of our operating and management structure, we've realigned our financial reporting structure through two reportable business segments: Rail, Technologies and Services ("Rail") and Infrastructure Solutions ("Infrastructure"). The Rail segment is largely unchanged from our previous reporting segment. Infrastructure now includes our Precast Concrete and Steel Products business units. Organic sales growth from Infrastructure was strong at 23.1% with robust gross profit expansion of 910 bps year over year to 24.0%. Results in Rail were somewhat weaker primarily due to ongoing commercial weakness in our United Kingdom ("UK") Technology Services business. Rail revenues were down 4.0% on an organic basis, with gross margins declining 390 bps to 19.2% due primarily to our UK results."

Mr. Kasel concluded, "I'm truly proud of the significant progress our team made in 2023 executing our strategic transformation. We've now completed eight portfolio actions in a little over two years, which have significantly improved the profitability and cash-generating profile of the business. End market conditions remain favorable for the most part, and we remain focused on executing our strategic playbook by pursuing organic growth opportunities in our key growth platforms of Rail Technologies and Precast Concrete. We continue to monitor the operating environment for our UK business which remains challenging, but is showing signs of bottoming. We completed a restructuring program in the UK in the fourth quarter and also reserved the remaining $1.0 million receivable balance owed from a UK customer that filed for administrative protection. Despite these isolated headwinds, we're confident that our strategic transformation remains on track and is gaining momentum as reflected in our 2024 financial guidance and our 2025 goals of approximately $600 million in sales and $50 million in EBITDA. We look forward to reporting our continuing progress in the coming year."

Guidance Update

The Company's guidance is updated as follows (in thousands, except percentages and ratios):

2023 Full Year Financial Guidance and Results	Low	High	Results
			(Unaudited)
Net sales	$530,000	$540,000	$543,744
Adjusted EBITDA	$29,000	$31,000	$31,775

2024 Full Year Financial Guidance	Low	High
Net sales	$525,000	$560,000
Adjusted EBITDA	$34,000	$39,000
Free cash flow	$12,000	$18,000
Capital spending as a percent of sales	2.0%	2.5%

Fourth Quarter Consolidated Highlights

The Company’s fourth quarter performance highlights are reflected below in thousands, except percentages and ratios. During the years ended December 31, 2023 and 2022, the Company completed four acquisition and three divestiture transactions in line with its strategic transformation plan. Where meaningful, this release adjusts for the impact of these strategic portfolio changes to highlight performance from ongoing operations. See “Non-GAAP Disclosures” below for a discussion of these non-GAAP adjustments.

	Three Months Ended December 31,		Change		Percent Change
	2023	2022	2023 vs. 2022		2023 vs. 2022

	(Unaudited)
Net sales	$134,877	$137,173	$(2,296)		(1.7)%
Gross profit	29,043	26,774	2,269		8.5
Gross profit margin	21.5%	19.5%	200	bps	10.2
Selling and administrative expenses	$27,247	$23,347	$3,900		16.7
Operating profit (loss)	601	(6,279)	6,880		109.6
Net loss attributable to L.B. Foster Company	(430)	(43,931)	43,501		99.0
Adjusted EBITDA	6,099	7,478	(1,379)		(18.4)
Adjusted EBITDA Margin[1]	4.5%	5.5%	(100)	bps	(18.3)
New orders	$105,509	$137,827	$(32,318)		(23.4)
Backlog	$213,780	$272,251	$(58,471)		(21.5)

•Net sales for the 2023 fourth quarter were $134.9 million, a $2.3 million decrease, or 1.7%, from the prior year quarter. Net sales increased 7.7% organically and decreased 9.4% due to divestitures.

•Gross profit for the 2023 fourth quarter was $29.0 million, an increase of $2.3 million, or 8.5%, over the prior year quarter. Gross profit margin for the 2023 fourth quarter was 21.5%, a 200-basis point increase over the prior year quarter. The improvement in gross profit was due to the business portfolio changes in line with the Company's strategic transformation, along with an uplift in organic sales volumes, improved product mix, and pricing.

•Selling and administrative expenses for the 2023 fourth quarter were $27.2 million, a $3.9 million increase, or 16.7%, over the prior year quarter. The increase was primarily attributable to personnel expenses, including higher variable incentive expenses that will reset in 2024, a $1.0 million increase in bad debt expense due to a UK customer that filed for administrative protection in the Rail, Technology, and Services segment, and $0.7 million in restructuring expenses associated with our UK business. Selling and administrative expenses as a percent of net sales increased to 20.2% compared to 17.0% in the prior year quarter. Excluding the $1.0 million in bad debt expense and $0.7 million in restructuring costs recorded during the quarter, selling and administrative expenses were 19.0% of sales.

•Operating profit for the 2023 fourth quarter was $0.6 million, favorable $6.9 million over the prior year quarter, primarily due to $8.0 million in asset impairment charges in 2022, as well as gains year over year in gross profit, offset by increased selling and administrative costs.

•Net loss attributable to the Company for the 2023 fourth quarter was $0.4 million, or $0.04 per diluted share, favorable $4.05 per diluted share over the prior year quarter, driven primarily by the $37.9 million net deferred tax asset valuation allowance and $8.0 million in impairment charges in 2022.

•Adjusted EBITDA for the 2023 fourth quarter, which adjusts for the impact of the exit of the bridge grid deck product line previously announced, bad debt expense due to the UK customer that filed for administrative protection, and UK restructuring costs, was $6.1 million, a $1.4 million decrease, or 18.4%, from the prior year quarter. The decline in adjusted EBITDA is due to higher selling and administrative expenses, offset in part by higher gross profit.

•New orders totaling $105.5 million for the 2023 fourth quarter decreased 23.4% versus the prior year quarter (down 15.6% organically). Backlog totaling $213.8 million decreased by $58.5 million, or 21.5%, compared to the prior year, $31.3 million of which is due to divestitures and a discontinued product line.

•Cash provided by operating activities totaled $22.1 million in the 2023 fourth quarter, a $13.8 million increase over the prior year quarter.

•Net debt as of December 31, 2023 was $52.7 million, representing a $16.0 million decline during the quarter and a $36.3 million decrease from the prior year quarter. The Company's gross leverage ratio per its credit agreement was 1.7x as of December 31, 2023, an improvement from 2.8x versus last year.

Fourth Quarter Business Results by Segment

The Company has historically reported under three reporting segments: (1) Rail, Technologies, and Services, (2) Precast Concrete Products and (3) Steel Products and Measurement. During 2023, the Company made certain organizational changes that resulted in the reorganization of the Company into two reporting segments: (1) Rail, Technologies, and Services and (2) Infrastructure Solutions. The Infrastructure Solutions segment is comprised of the previous Precast Concrete Products and Steel Products and Measurement (now Steel Products business unit) segments, and prior periods have been recast below to align to the new reporting structure.

Rail, Technologies, and Services Segment

The Rail segment's fourth quarter performance highlights are reflected below in thousands, except percentages and ratios:

	Three Months Ended December 31,		Change		Percent Change
	2023	2022	2023 vs. 2022		2023 vs. 2022

	(Unaudited)
Net sales	$69,294	$77,735	$(8,441)		(10.9)%
Gross profit	$13,329	$17,935	$(4,606)		(25.7)
Gross profit margin	19.2%	23.1%	(390)	bps	(16.9)
Segment operating (loss) profit	$(940)	$5,877	$(6,817)		(116.0)
Segment operating (loss) profit margin	(1.4)%	7.6%	(900)	bps	(119.0)
New orders	$60,058	$73,539	$(13,481)		(18.3)
Backlog	$84,418	$105,241	$(20,823)		(19.8)

•Net sales for the 2023 fourth quarter were $69.3 million, an $8.4 million decrease, or 10.9%, from the prior year quarter, primarily driven by the divestiture of the prestressed concrete railroad tie business ("Ties") which reduced sales by $5.3 million, or 6.9%. Organic sales were down 4.0% due to lower sales volumes in the Rail Products business, partially offset by sales increases in our Global Friction Management and domestic Technology Services and Solutions businesses.

•Gross profit for the 2023 fourth quarter was $13.3 million, a $4.6 million decrease, and gross profit margins decreased by 390 basis points to 19.2%. Gross profit was impacted by weaker commercial conditions in the UK-based Technology Services and Solutions business and the divestiture of the Ties business which reduced gross profit by $0.7 million.

•Segment operating loss for the 2023 fourth quarter was $0.9 million, unfavorable $6.8 million from the prior year quarter, due to the decline in gross profit as well as a $2.2 million increase in segment selling and administrative expenses. The increase in selling and administrative expenses was attributed to a $1.0 million increase in bad debt expense due to a customer that filed for administrative protection and $0.7 million in restructuring expenses associated with the UK business.

•Orders decreased by $13.5 million, driven primarily by Rail Products, which was partially offset by order growth in Technology Services and Solutions. Backlog of $84.4 million decreased $20.8 million from the prior year quarter driven by a decline in Rail Products and the divestiture of the prestressed concrete railroad tie business, partially offset by a 59.3% increase in Technology Services and Solutions.

Infrastructure Solutions Segment

The Infrastructure segment's fourth quarter performance highlights are reflected below in thousands, except percentages and ratios:

	Three Months Ended December 31,		Change		Percent Change
	2023	2022	2023 vs. 2022		2023 vs. 2022

	(Unaudited)
Net sales	$65,583	$59,438	$6,145		10.3%
Gross profit	$15,714	$8,838	$6,876		77.8
Gross profit margin	24.0%	14.9%	910	bps	61.2
Segment operating profit (loss)	$5,724	$(8,377)	$14,101		168.3
Segment operating profit (loss) margin	8.7%	(14.1)%	2,280	bps	161.8
New orders	$45,451	$64,288	$(18,837)		(29.3)
Backlog	$129,362	$167,010	$(37,648)		(22.5)

•Net sales for the 2023 fourth quarter were $65.6 million, a $6.1 million increase, or 10.3%, over the prior year quarter. The increase in sales is attributed to both Precast Concrete Products and Steel Products business units, despite the offsetting impact from the divestiture of the Precision Measurement Products and Systems business ("Chemtec") in early 2023, which reduced sales by $7.6 million. Net sales increased 23.1% organically, and decreased 12.7% due to divestitures.

•Gross profit for the 2023 fourth quarter was $15.7 million, a $6.9 million increase, or 77.8%, and gross profit margins increased by 910 basis points to 24.0%. The increase in gross profit was driven by higher volumes, margin gains in both Precast Concrete and Steel Products businesses driven by volume, pricing, and mix, along with an uplift in margins from the sale of Chemtec and discontinuation of the bridge grid deck product line, both of which were dilutive to gross margins.

•Segment operating profit for the 2023 fourth quarter was $5.7 million, favorable $14.1 million over the prior year quarter, due to the increase in gross profit as well as the impact of $8.0 million in asset impairments recorded in 2022.

•New orders decreased by $18.8 million, driven entirely by Steel Products which includes the $10.3 million impact from the divestiture of Chemtec and a $5.0 million decline in orders associated with the exit of the bridge grid deck product line. Backlog of $129.4 million decreased $37.6 million from the prior year quarter, $20.9 million of which is due to the divestiture of the Chemtec business and $8.1 million of which stems from the bridge grid deck product line exit. The remaining decline in the backlog is attributed to the retained bridge forms product line.

Full Year Business Results

The Company’s full year 2023 performance highlights are reflected below in thousands, except percentages and ratios. Where meaningful, this release adjusts for the impact of strategic portfolio changes to highlight performance from ongoing operations. See “Non-GAAP Disclosures” below for a discussion of these non-GAAP adjustments.

	Year Ended December 31,		Change		Percent Change
	2023	2022	2023 vs. 2022		2023 vs. 2022

	(Unaudited)
Net sales	$543,744	$497,497	$46,247		9.3%
Gross profit	112,810	89,611	23,199		25.9
Gross profit margin	20.7%	18.0%	270	bps	15.0
Selling and administrative expenses	$97,358	$82,657	$14,701		17.8
Operating profit (loss)	10,138	(7,206)	17,344		240.7
Net income (loss) attributable to L.B. Foster Company	1,464	(45,564)	47,028		103.2
Adjusted EBITDA	31,775	24,179	7,596		31.4
Adjusted EBITDA Margin	5.8%	4.9%	90	bps	18.5
New orders	$529,030	$551,954	$(22,924)		(4.2)
Backlog	$213,780	$272,251	$(58,471)		(21.5)

•Net sales for the year ended December 31, 2023 were $543.7 million, a $46.2 million increase, or 9.3%, over the prior year. Net sales increased 11.7% organically and 4.0% from acquisitions, and decreased 6.4% from divestitures. Included in the organic sales was the adverse impact from the exit of the bridge grid deck product line in 2023 and the settlement of certain commercial contracts related to the Crossrail project in the UK in 2022 which reduced sales by $2.0 million and $4.0 million, respectively.

•Gross profit for the year ended December 31, 2023 was $112.8 million, an increase of $23.2 million, or 25.9%, over the prior year and gross profit margins expanded by 270 basis points to 20.7%. Gross profit includes the adverse impact from the exit of the bridge grid deck product line in 2023 and the settlement of the Crossrail commercial contracts in 2022 which reduced gross profit by $3.1 million and $4.0 million, respectively. Overall, gross profit was positively impacted by the business portfolio changes, improved product mix, and pricing.

•Selling and administrative expenses for the year ended December 31, 2023 were $97.4 million, a $14.7 million increase, or 17.8%, over the prior year. The increase was primarily attributable to $1.9 million of increased operational costs associated with portfolio changes, increased personnel expenses, including variable incentive expenses that will reset in 2024, a $1.9 million increase in bad debt expense due to a UK customer that filed for administrative protection, and UK restructuring costs of $0.7 million. Selling and administrative expenses as a percent of net sales increased to 17.9% compared to 16.6% in the prior year. Excluding the $1.9 million in bad debt expense and $0.7 million in restructuring costs recorded during the year, selling and administrative expenses were 17.4% of sales in 2023 compared to 16.6% in the prior year.

•Operating profit for the year ended December 31, 2023 was $10.1 million, favorable $17.3 million over the prior year, due to improved gross profit from higher sales volumes coupled with the comparative impact of the $8.0 million in impairment charges incurred in 2022, partially offset by increased selling and administrative expenses in 2023.

•Net income attributable to the Company for the year ended December 31, 2023 was $1.5 million, or $0.13 per diluted share, favorable $4.38 per diluted share over the prior year, driven primarily by operating profit expansion and the $37.9 million net deferred tax asset valuation allowance and $8.0 million impairment charges in 2022.

•Adjusted EBITDA for the year ended December 31, 2023 was $31.8 million, a $7.6 million increase, or 31.4%, versus the prior year.

•New orders totaling $529.0 million for the year ended December 31, 2023 decreased 4.2% from the prior year (decreased 1.5% organically). Backlog totaling $213.8 million decreased by $58.5 million, or 21.5%, compared to the prior year, $31.3 million of which was due to divestitures and a discontinued product line.

•Net cash flow from operations in the year ended December 31, 2023 totaled $37.4 million, favorable $48.0 million over the prior year.

•Net debt as of December 31, 2023 declined $36.3 million during the year to $52.7 million, driven by the increase in operating cash and proceeds from divestitures used to pay down debt. The Company's gross leverage ratio per its credit agreement was 1.7x as of December 31, 2023, an improvement from 2.8x as of the prior year end.

Fourth Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter and full year 2023 operating results on March 5, 2024 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through March 12, 2024 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BI053aa2332ae24ea49a3f3aa649146af3 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customer's most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its gross leverage ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Track Components, Chemtec, and Ties businesses, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., VanHooseCo Precast LLC, and Cougar Mountain Precast, LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of SOFR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the ongoing conflicts between Russia and Ukraine and Israel and Hamas; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, or as updated and amended by our other periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.

Investor Relations:
Stephanie Schmidt
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	Unaudited		Unaudited
Sales of goods	$113,580	$118,514	$475,350	$436,821
Sales of services	21,297	18,659	68,394	60,676
Total net sales	134,877	137,173	543,744	497,497
Cost of goods sold	85,236	96,193	367,431	355,106
Cost of services sold	20,598	14,206	63,503	52,780
Total cost of sales	105,834	110,399	430,934	407,886
Gross profit	29,043	26,774	112,810	89,611
Selling and administrative expenses	27,247	23,347	97,358	82,657
Amortization expense	1,195	1,690	5,314	6,144
Goodwill and long-lived asset impairment charges	—	8,016	—	8,016
Operating profit (loss)	601	(6,279)	10,138	(7,206)
Interest expense - net	1,124	1,593	5,528	3,340
Other expense (income) - net	203	(454)	3,666	(1,550)
(Loss) income before income taxes	(726)	(7,418)	944	(8,996)
Income tax (benefit) expense	(256)	36,544	(355)	36,681
Net (loss) income	(470)	(43,962)	1,299	(45,677)
Net loss attributable to noncontrolling interest	(40)	(31)	(165)	(113)
Net (loss) income attributable to L.B. Foster Company	$(430)	$(43,931)	$1,464	$(45,564)
Basic (loss) earnings per common share	$(0.04)	$(4.09)	$0.14	$(4.25)
Diluted (loss) earnings per common share	$(0.04)	$(4.09)	$0.13	$(4.25)
Average number of common shares outstanding - Basic	10,784	10,747	10,799	10,720
Average number of common shares outstanding - Diluted	10,784	10,747	10,995	10,720

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2023	December 31, 2022
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$2,560	$2,882
Accounts receivable - net	53,484	82,455
Contract assets	29,489	33,613
Inventories - net	73,496	75,721
Other current assets	8,961	11,061
Total current assets	167,990	205,732
Property, plant, and equipment - net	75,999	85,344
Operating lease right-of-use assets - net	14,905	17,291
Other assets:
Goodwill	32,587	30,733
Other intangibles - net	19,010	23,831
Other assets	2,715	2,379
TOTAL ASSETS	$313,206	$365,310
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,305	$48,782
Deferred revenue	12,479	19,452
Accrued payroll and employee benefits	16,978	10,558
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	102	127
Other accrued liabilities	17,442	16,192
Total current liabilities	95,306	103,111
Long-term debt	55,171	91,752
Deferred income taxes	1,232	3,109
Long-term portion of accrued settlement	—	8,000
Long-term operating lease liabilities	11,865	14,163
Other long-term liabilities	6,797	7,577
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	43,111	41,303
Retained earnings	124,633	123,169
Treasury stock	(6,494)	(6,240)
Accumulated other comprehensive loss	(19,250)	(21,165)
Total L.B. Foster Company stockholders’ equity	142,111	137,178
Noncontrolling interest	724	420
Total stockholders’ equity	142,835	137,598
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$313,206	$365,310

Non-GAAP Disclosures
(unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization ("EBITDA"), adjusted EBITDA, net debt, and organic results adjusted for the impact of 2023 and 2022 acquisition and divestiture activity, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company also discloses Adjusted EBITDA margin, which is Adjusted EBITDA as a percent of net sales, which is useful to demonstrate Adjusted EBITDA levels and growth relative to net sales.

In the three months ended December 31, 2023, the Company made adjustments to exclude expenses from the exit of the bridge grid deck product line, bad debt provision for customer filing for administrative protection, and restructuring costs. In the twelve months ended December 31, 2023, the Company made adjustments to exclude the loss on divestitures, contingent consideration associated with the VanHooseCo acquisition, expenses from the exit of the bridge grid deck product line, bad debt provision for customer filing for administrative protection, and restructuring costs. The Company believes the results adjusted to exclude the items listed above are useful to investors as these items are nonroutine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is are useful to investors as an indicator of its ability to incur additional debt and to service its existing debt.

Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of acquisitions and divestitures. Management believes this measure provides investors with a supplemental understanding of underlying trends by providing sales growth on a consistent basis. Management provides organic sales growth (decline) at the consolidated and segment levels. Portfolio changes are considered based on their comparative impact over the last twelve months, to determine the differences in 2022 versus 2023 results due to these transactions.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement, and discloses organic new orders to exclude the effects of acquisitions and divestitures. Management believes this measure provides investors with a supplemental understanding of underlying trends by providing new order growth on a consistent basis. Management provides organic new orders growth (decline) at the consolidated level. Portfolio changes are considered based on their comparative impact over the last twelve months, to determine the differences in 2022 versus 2023 results due to these transactions.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and organic sales and new orders growth (decline) to exclude divestiture and acquisition activity in 2023 and 2022 (in thousands, except percentages and ratios):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjusted EBITDA Reconciliation
Net (loss) income, as reported	$(470)	$(43,962)	$1,299	$(45,677)
Interest expense - net	1,124	1,593	5,528	3,340
Income tax (benefit) expense	(256)	36,544	(355)	36,681
Depreciation expense	2,500	2,552	9,949	8,635
Amortization expense	1,195	1,690	5,314	6,144
Total EBITDA	$4,093	$(1,583)	$21,735	$9,123
Loss (gain) on divestitures	—	—	3,074	(22)
Acquisition and divestiture costs	—	420	—	2,235
Commercial contract settlement	—	—	—	3,956
Insurance proceeds	—	—	—	(790)
VanHooseCo inventory adjustment to fair value amortization	—	284	—	1,135
VanHooseCo contingent consideration	—	341	(26)	526
Impairment expense	—	8,016	—	8,016
Bridge grid deck exit impact	334	—	4,454	—
Bad debt provision	996	—	1,862	—
Restructuring costs	676	$—	676	$—
Adjusted EBITDA	$6,099	$7,478	$31,775	$24,179
Total sales, as reported	$134,877	$137,173	$543,744	$497,497
Adjusted EBITDA Margin	4.5%	5.5%	5.8%	4.9%

	December 31,
	2023	2022
Net Debt Reconciliation
Total debt	$55,273	$91,879
Less: cash and cash equivalents	(2,560)	(2,882)
Net debt	$52,713	$88,997

December 31, 2023
Free Cash Flow Reconciliation
Net cash provided by operating activities	$37,376
Proceeds from sales and disposals of property, plant, and equipment	539
Less capital expenditures on property, plant, and equipment	(4,933)
Free cash flow	$32,982

Change in Consolidated Sales	Three Months Ended December 31,	Percent Change	Year Ended December 31,	Percent Change
2022 net sales, as reported	$137,173		$497,497
Decrease due to divestitures	(12,909)	(9.4)%	(31,995)	(6.4)%
Increase due to acquisitions	—	—%	19,834	4.0%
Change due to organic sales	10,613	7.7%	58,408	11.7%
2023 net sales, as reported	$134,877	(1.7)%	$543,744	9.3%

Total sales change, 2022 vs 2023	$(2,296)	(1.7)%	$46,247	9.3%

Change in Consolidated New Orders	Three Months Ended December 31,	Percent Change	Year Ended December 31,	Percent Change
2022 new orders, as reported	137,827		551,954
Decrease due to divestitures	(10,760)	(7.8)%	(42,491)	(7.7)%
Increase due to acquisitions	—	—%	27,937	5.1%
Change due to organic new orders	(21,558)	(15.6)%	(8,370)	(1.5)%
2023 new orders, as reported	105,509	(23.4)%	529,030	(4.2)%

Total new orders change, 2022 vs 2023	$(32,318)	(23.4)%	$(22,924)	(4.2)%

Change in Rail Sales	Three Months Ended December 31,	Percent Change	Year Ended December 31,	Percent Change
2022 net sales, as reported	$77,735		$300,592
Decrease due to divestitures	(5,341)	(6.9)%	(15,976)	(5.3)%
Increase due to acquisitions	—	—%	1,504	0.5%
Change due to organic sales	(3,100)	(4.0)%	26,040	8.7%
2023 net sales, as reported	$69,294	(10.9)%	$312,160	3.8%

Total sales change, 2022 vs 2023	$(8,441)	(10.9)%	$11,568	3.8%

Change in Infrastructure Sales	Three Months Ended December 31,	Percent Change	Year Ended December 31,	Percent Change
2022 net sales, as reported	$59,438		$196,905
Decrease due to divestitures	(7,568)	(12.7)%	(16,019)	(8.1)%
Increase due to acquisitions	—	—%	18,330	9.3%
Change due to organic sales	13,713	23.1%	32,368	16.4%
2023 net sales, as reported	$65,583	10.3%	$231,584	17.6%

Total sales change, 2022 vs 2023	$6,145	10.3%	$34,679	17.6%